Exhibit 5.1

May 30, 2017
Medidata Solutions, Inc. 350 Hudson Street, 9th Floor New York, NY 10014
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019-6022
United States

Direct line +1 212 318 3384
warren.nimetz@nortonrosefulbright.com

Tel +1 212 318 3000
Fax +1 212 318 3400
nortonrosefulbright.com

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Medidata Solutions, Inc., a Delaware corporation (the “Company”), relating to 5,332,163 shares of common stock, $0.01 par value per share, of the Company (the “Shares”), which may be issued pursuant to the Medidata Solutions, Inc. 2017 Long-Term Incentive Plan (the “Plan”).
As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan; and the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, legally issued, fully paid and non-assessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.
Very truly yours,
/s/ Norton Rose Fulbright US LLP
Norton Rose Fulbright US LLP